Filed by TXU Corp.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: TXU Corp.
Commission File No.: 1-12833
TXU Talking Points for Managers
•	TXU is being acquired by a group of investors led by two of the nation’s leading private equity firms, Kohlberg Kravis Roberts & Co. (KKR) and Texas Pacific Group (TPG). This is a momentous event for our Company.

•	We are only now talking to you about this news due to public disclosure requirements. As the deal was not yet finalized, TXU was prohibited from discussing it until we made the public announcement this morning.

•	Today at 11 a.m., CEO John Wilder and other members of senior management will brief all employees on the transaction at a Town Hall meeting at Energy Plaza which will be webcast for all employees.
Why are we doing this?
•	The capital and resources of the private investor group will enable us to transform TXU into a more customer-centered, innovative company that can better meet the growing and diverse energy needs of Texas.

•	Our new owners have committed to making greater investments in technology and innovation, which will allow us to provide more meaningful price cuts and protection to customers; expand our product and service offerings; take a different, more responsive approach to meeting the state’s energy challenges—including staying the permitting process for 8 of the proposed 11 new coal-fueled units; focusing more on energy efficiency and conservation programs and alternative energy sources to meet Texas’ near-term energy needs; and better organizing our businesses to be more focused on each business’s customers.
How did this transaction come about?
•	TXU’s Board of Directors and the TXU leadership team have been evaluating how best to re-visit our strategy in light of Texas’ new competitive marketplace, our state’s growing and diverse energy needs, taking into account input from our many concerned stakeholders.

•	TXU was approached by the investor group with a strong proposal that provides us the resources and tools to achieve our strategic objectives — and is good for TXU.

•	The investor group shares a common vision: to transform TXU into the most customer-centered, technology-led, environmentally-responsible innovator in the industry.

•	The capital and resources of this private investor group will provide us access to world-class capabilities, scale and long-term capital.

What does this mean for employees?
•	We believe this is a very exciting development for employees. The investor group has a history of working with management teams to build great companies.

•	In the short term, we do not expect this transaction will have much impact on employees’ day-to-day jobs. In fact, the transaction will take several months to close and it will be business as usual until that time.

•	We will continue to focus on running our operations safely and achieving the goals we have set in place for 2007. 2006 annual incentive payouts will remain unchanged and will be paid out in early March as planned.

•	TXU’s current pay, health benefits, and retirement programs will remain in place.

•	The transition for customers will be seamless—customer service and billing processes will all remain the same and the same employee teams will be serving the same customers.

•	Over the long term, we believe the transformation will create exciting growth opportunities for employees as we create new technologies to meet our state’s energy needs and develop innovative products and services for our customers.

•	Our goal is nothing short of making Texas the most innovative, environmentally-responsible, state-of-the-art electric market in the nation. We will rely on employees to help us realize this vision.
How will our new company operate?
•	TXU will separate into three distinct businesses with distinct names and headquarters — a critical step in the transition from a regulated market to a customer-centered, innovative competitor.

•	This separation enables quicker reaction to changing market conditions and wiser deployment of technology and capital investment.

•	TXU Electric Delivery’s name will be changed to Oncor Electric Delivery and will remain headquartered downtown Dallas.

•	Luminant Energy (TXU Power, TXU Wholesale, TXU Development and TXU Construction) will remain in downtown Dallas.

•	TXU Energy will retain its current name and will relocate to its customer contact site in Irving, TX.
Why are we changing TXU Development’s coal build strategy?
•	Our previously proposed 11 unit generation expansion program was designed to meet Texas’ energy needs through 2014.

•	We’ve listened to what many Texans and elected officials have said, and with this transaction, TXU will approach Texas’ power challenges differently so we can meet the needs of our changing marketplace.

•	Our new approach focuses on meeting Texas’ near-term energy needs through 2011. We will continue with plans for two new units at Oak Grove and one at Sandow, but we will suspend pursuing the remaining eight permits immediately and will withdraw them altogether upon completion of the transaction.

•	We will focus on the development of new technology advancements, alternative and renewable energy sources and strategies focusing on conservation and energy efficiency programs to meet Texas’ long-term energy needs for cleaner, reliable, and affordable power.
Please know we are committed to keeping you informed about throughout this transition.
     You will be hearing more information later today at the town hall and there is a great deal of information posted on Connect.
•	Additional information will be posted on Connect as it becomes available. In addition, there will be an area to submit questions, and we urge employees to post questions.

•	We know that this is big news and can be distracting. Nevertheless, we ask that you stay focused on performing your responsibilities safely and completely and we thank you for your hard work and support. We think this is a very exciting time for TXU.
Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership(the “Merger”), the Company will prepare a proxy statement to be filed with the Securities Exchange Commission (SEC). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.